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                                                                    EXHIBIT 23.2

October 14, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for VarsityBooks.com Inc. (the "Company"). We were retained to audit the Company's consolidated financial statements as of and for the year ended December 31, 1998. We have not reported on any consolidated financial statements of the Company as of any date or for any period. Our appointment as principal accountants was terminated by the Company on September 22, 1999. We have read the Company's statements included under the heading "Experts" and the subheading "Changes and Disagreements with Accountants on Accounting and Financial Disclosure" of its Form S-1 dated October 14, 1999 (the "Disagreement") and we agree with those statements, except as follows:

KPMG is not in a position to agree or disagree with the Company's statements in the first and third sentences of the first paragraph of the Disagreement, to the effect that the Company's Board of Directors appointed PricewaterhouseCoopers LLP as its auditors on October 8, 1999 and approved the dismissal of KPMG.

KPMG is not in a position to agree or disagree with the Company's statement in the fourth sentence of the second paragraph of the Disagreement that the Company's proposal was based on discussions with Baker & Taylor and industry practice.

KPMG is not in a position to agree or disagree with the Company's statement in the last three sentences of the second paragraph of the Disagreement.

KPMG is not in a position to agree or disagree with any of the Company's statements in the fourth and fifth paragraphs of the Disagreement.

KPMG is not in a position to agree or disagree with the Company's statement in the sixth paragraph of the Disagreement regarding its discussions with PricewaterhouseCoopers LLP.


Very truly yours,

/s/ KPMG LLP

KPMG LLP